P&F INDUSTRIES EXTENDS STOCK REPURCHASE PROGRAM

FARMINGDALE, N.Y., September 16, 2005 - P&F Industries, Inc. (Nasdaq NM:PFIN) today announced that its Board of Directors has extended the time during which the Company may purchase shares of Class A Common Stock under its share repurchase program by an additional year to September 30, 2006. The Company is authorized to purchase up to 150,000 shares remaining pursuant to a previous share repurchase authorization.

Richard A. Horowitz, Chairman of the Board, President and Chief Executive Officer of P&F Industries, commented: “We are confident in P&F’s long-term prospects and may purchase shares at the times and in the amounts the Company deems appropriate. As such, we believe the continuation of this program is in the best interests of our stockholders.”

P&F Industries, Inc., through its three wholly-owned operating subsidiaries, Florida Pneumatic Manufacturing Corporation, Countrywide Hardware, Inc. and Embassy Industries, Inc., manufactures and/or imports air-powered tools, various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware, and baseboard and radiant heating products. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. These risks could cause the Company’s actual results for the 2005 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc. Joseph A. Molino, Jr. Chief Financial Officer 631-694-1800 www.pfina.com	Lippert/Heilshorn & Associates, Inc. Jody Burfening/Seema Brin Investor Relations 212-838-3777 jburfening@lhai.com/sbrin@lhai.com

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